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                                                                    EXHIBIT 12

                ARAMARK CORPORATION AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)

                                (In thousands)

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                                                              Fiscal Year Ended
                                 ---------------------------------------------------------------------------------
                                 October 3,     September 27,      September 29,     September 30,      October 1,
                                   1997             1996               1995              1994              1993
                                 ----------     -------------      -------------     -------------      ----------

Income before income taxes
  and minority interest ......   $ 215,847        $ 179,159          $ 167,577         $ 163,484        $ 143,265
      Fixed charges, excluding
         capitalized interest      163,404          160,740            152,991           150,432          168,158
      Other, net .............         (67)            (371)             1,502              (477)           1,222
                                 ---------        ---------          ---------         ---------        ---------

      Earnings, as adjusted ..   $ 379,184        $ 339,528          $ 322,070         $ 313,439        $ 312,645
                                 =========        =========          =========         =========        =========


Interest expense .............   $ 119,284        $ 117,856          $ 111,605         $ 110,040        $ 128,367
      Capitalized interest ...         223              414                 79                27               47
       Portion of operating lease
        rentals representative
        of interest factor ...      44,120           42,884             41,386            40,392           39,791
                                 ---------        ---------          ---------         ---------        ---------

      Fixed charges ..........   $ 163,627        $ 161,154          $ 153,070         $ 150,459        $ 168,205
                                 =========        =========          =========         =========        =========


Ratio of earnings to
  fixed charges ..............        2.3x             2.1x               2.1x              2.1x             1.9x
                                 =========        =========          =========         =========        =========


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    (A)   For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).